Exhibit 10.A
PURCHASE AND SALE AGREEMENT
by and between
ANR CAPITAL CORPORATION
as Seller
and
SEAFARER US PIPELINE SYSTEM, INC.,
as Buyer
Dated December 21, 2006

TABLE OF CONTENTS

Article 1 Certain Definitions	3

1.1 Certain Defined Terms	1
1.2 References, Gender, Number	4

Article 2 Purchase and Sale	4

Article 3 Purchase Price and Payment	4

3.1 Purchase Price	4
3.2 Payment of Purchase Price	4
3.3 Allocation of Purchase Price	4

Article 4 Representations and Warranties	4

4.1 Representations and Warranties of Seller	4
4.2 Representations and Warranties of Buyer	6

Article 5 Access	8

Article 6 Tax Matters	8

6.1 Preparation	8
6.2 Tax Indemnity	9
6.3 Closing Tax Certificate

Article 7 Covenants of Seller and Buyer	9

7.1 Conduct of Business Pending Closing	9
7.2 Qualifications on Conduct	10
7.3 Public Announcements	10
7.4 Actions by Parties	10
7.5 Supplement to Schedules	10
7.6 Further Assurances	11
7.7 Records	11
7.8 Regulatory and Other Authorizations and Consents	11
7.9 Fees and Expenses	12
7.10 Excluded Assets	12

Article 8 Closing Conditions	12

8.1 Seller’s Closing Conditions	12
8.2 Buyer’s Closing Conditions	13

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Article 9 Closing	13

9.1 Closing	13
9.2 Seller’s Closing Obligations	13
9.3 Buyer’s Closing Obligations	13

Article 10 Limitations	14

10.1 Buyer’s Review	14
10.2 Disclaimer of Warranties	14
10.3 Waiver of Damages	15

Article 11 Indemnification	15

11.1 Indemnification by Seller	15
11.2 Indemnification By Buyer	15
11.3 Acknowledgment	15
11.4 Limitations on Liability	15
11.5 Third Party Claims	16
11.6 Survival and Time Limitation	16
11.7 Sole and Exclusive Remedy	16

Article 12 Termination and Remedies	17

12.1 Termination	17
12.2 Remedies	17

Article 13 Other Provisions	18

13.1 Counterparts	18
13.2 Governing Law	18
13.3 Entire Agreement	18
13.4 Notices	18
13.5 Successors and Assigns	19
13.6 Amendments and Waivers	19
13.7 Schedules and Exhibits	19
13.8 Interpretation and Rules of Construction	19
13.9 Agreement for the Parties’ Benefit Only	20
13.10 Attorneys’ Fees	20
13.11 Severability	20
13.12 Time of Essence	20
13.13 Bulk Sales or Transfer Laws	20

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 21, 2006, is by and between ANR Capital Corporation, a Delaware corporation (“Seller”), and Seafarer US Pipeline System, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recital
     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding member interests (the “Company Interests”) of El Paso Great Lakes Company, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Seller (the “Company”), upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:
Article 1
Certain Definitions
     1.1 Certain Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
     “Acquired Companies” means the entities described in Exhibit A.
     “Acquired Company Interests” means the equity interests held by the Company in the Acquired Companies and described in Exhibit A.
     “Action” means any action, suit, investigation, proceeding, condemnation, or audit by or before any court or other Governmental Authority or any arbitration proceeding.
     “Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests, or remedies under this Agreement.
     “Agreement” is defined in the preamble to this Agreement.
     “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement attached as Exhibit 9.2.
     “Business” means the business and operations of the Company and the Acquired Companies.
Purchase and Sale Agreement

     “Business Day” means any day which is not a Saturday, Sunday, or legal holiday recognized by the United States of America.
     “Buyer” is defined in the preamble to this Agreement.
     “Buyer Indemnified Parties” is defined in Section 11.1.
     “Buyer’s Approvals” means the approvals listed on Schedule 1.1(a) that are required for Buyer to purchase the Company Interests from Seller hereunder.
     “Closing” means the consummation of the transactions contemplated hereunder as provided in Article 9.
     “Closing Date” means the first (1st) Business Day after the conditions in Section 8.1 and Section 8.2 are either satisfied or waived by the Party entitled to waive such conditions, or such other date as may be mutually agreed to by Seller and Buyer.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” is defined in the recital to this Agreement.
     “Company Interests” is defined in the recital to this Agreement.
     “Deductible Amount” means an amount equal to 1.0 % of the Purchase Price.
     “Excluded Assets” is defined in Section 7.10.
     “GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.
     “Governmental Authority” means (i) the United States of America, (ii) any state, county, municipality, or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.
     “Indemnified Party” is defined in Section 11.5.
     “Indemnifying Party” is defined in Section 11.5.
     “Knowledge” means the actual knowledge of any fact, circumstance, or condition, after reasonable investigation and inquiry.
     “Law” means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree, or other official act of or by any Governmental Authority.
     “Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease, or other encumbrance.
Purchase and Sale Agreement

     “Losses” means any and all claims, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including, without limitation, reasonable attorneys’ fees, court costs, and other costs of suit.
     “Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Company, excluding any effect resulting from any change in any economic, industry, or market conditions or from any change in Law or regulatory policy of general applicability that does not explicitly identify the Company or any of the Acquired Companies.
     “Person” means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.
     “Purchase Price” means $815,000,000.00.
     “Schedules” means Seller’s disclosure schedules attached to this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” is defined in the preamble.
     “Seller Indemnified Parties” is defined in Section 11.2.
     “Seller’s Approvals” means the approvals listed on Schedule 1.1(b) that are required for Seller to sell the Company Interests to Buyer hereunder.
     “Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing.
     “Tax Return” means any and all returns, reports, declarations, statements, bills, schedules, claims for refund, or written information of or with respect to any Tax which is required to be supplied to any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.
     “Transfer Restrictions” means the restrictions on transfer of the Acquired Company Interests contained in: (i) the Agreement of Limited Partnership of Great Lakes Gas Transmission Limited Partnership, dated April 5, 1990, among TransCanada GL, Inc., Coastal Great Lakes, Inc., and Great Lakes Gas Transmission Company; (ii) the Capital Contribution Agreement among American Natural Resources Company, El Paso Great Lakes, Inc., and
Purchase and Sale Agreement

TransCanada Pipeline USA Ltd.; and (iii) the Corporate Agreement, dated August 20, 1965, between American Natural Resources Company and TransCanada Pipeline Limited.
     1.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section” or “subsection” shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
Article 2
Purchase and Sale
     On and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, for the Purchase Price, all of the Company Interests.
Article 3
Purchase Price and Payment
     3.1 Purchase Price. Buyer shall pay to Seller the Purchase Price for the Company Interests.
     3.2 Payment of Purchase Price. At the Closing, Buyer shall wire transfer in immediately available funds or intercompany book entry of the transfer of funds to the account or accounts specified by Seller to Buyer an amount equal to the Purchase Price.
     3.3 Allocation of Purchase Price. The Parties shall agree in good faith upon an allocation of the Purchase Price consistent with the Code and the Treasury regulations thereunder no later than thirty (30) days after the Closing Date.
Article 4
Representations and Warranties
     4.1 Representations and Warranties of Seller. As of the date of this Agreement, Seller represents and warrants to Buyer as follows:
     (a) Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
     (b) Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller.
Purchase and Sale Agreement

     (c) Enforceability. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
     (d) No Violation or Breach. Except for any exceptions set forth in Schedule 4.1(d), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by Seller will (i) result in a violation or breach of or default under any provision of the certificate of incorporation, by-laws, or other similar governing documents of Seller or the limited liability company agreement or other similar governing document of the Company or any agreement, indenture, or other instrument under which either Seller or the Company is bound or a party to, other than such breaches or violations of agreements, indentures, or other instruments that would not, individually or in the aggregate, have a Material Adverse Effect or (ii) violate any Law applicable to Seller or the Company, other than such violations that would not, individually or in the aggregate, have a Material Adverse Effect.
     (e) Capitalization. The Company Interests constitute all of the issued and outstanding equity interests of the Company. All Company Interests have been duly authorized and are validly issued, fully paid, and nonassessable and were not issued in violation of the preemptive rights of any Person. There is no outstanding convertible security, call, preemptive right, option, warrant, purchase right, or other contract or commitment that would, directly or indirectly, require the Company to sell, issue, or otherwise dispose of any equity interest in the Company, other than the Transfer Restrictions.
     (f) Qualification of the Company. The Company is a limited liability company organized under the Laws of the State of Delaware and has the requisite limited liability company power to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction in which the property owned, leased, or operated by it or the nature of its business make such qualification necessary, except where the failure to so qualify and be in good standing is not likely to have a Material Adverse Effect.
     (g) Company Interests. Seller holds of record and owns beneficially the Company Interests free and clear of any Liens, other than the Transfer Restrictions. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that would require Seller to sell, transfer, or otherwise dispose of the Company Interests.
     (h) Acquired Companies.
     (i) List of Acquired Companies. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or entity or have any direct or indirect equity or ownership interest in any other Person, other than the Acquired Company Interests. Exhibit A lists each Acquired Company, the jurisdiction of formation of each Acquired Company, and the Acquired Company Interests that are held, directly or indirectly, by the
Purchase and Sale Agreement

Company. To Seller’s Knowledge, each Acquired Company is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. To Seller’s Knowledge, each Acquired Company has all requisite power and authority, as applicable, to own, lease, and operate its properties and to carry on its business as now being conducted. To Seller’s Knowledge, no actions or proceedings to dissolve any Acquired Company are pending.
     (ii) No Liens. The Acquired Company Interests are owned, directly or indirectly, by Company free and clear of all Liens, other than restrictions on transfer or preferential rights to purchase that may be imposed by federal or state securities laws or under such Acquired Company’s organizational documents, other than the Transfer Restrictions. The Acquired Company Interests have been validly issued and are fully paid.
     (iii) Qualification. To Seller’s Knowledge, each of the Acquired Companies is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.
     (i) Consents. No consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller, except for (i) approvals already obtained, (ii) Seller’s Approvals and (iii) consents, approvals, authorizations, permits, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.
     (j) Actions. There is no Action pending or, to Seller’s Knowledge, threatened against the Seller that would have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.
     (k) Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer, the Company, or any of the Acquired Companies shall incur any liability.
     (l) Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against Seller or the Company.
     4.2 Representations and Warranties of Buyer. As of the date of this Agreement, Buyer represents and warrants to Seller as follows:
     (a) Organization and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite power under its formation documents to carry on its business as now being conducted.
Purchase and Sale Agreement

     (b) Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.
     (c) Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
     (d) No Violation or Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by Buyer will (i) result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (ii) violate any Law applicable to Buyer or the assets of Buyer.
     (e) Consents. No consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer, except for Buyer’s Approvals.
     (f) Actions. There is no Action pending, or to Buyer’s Knowledge, threatened against Buyer that would have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.
     (g) Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which either Seller or the Company may incur any liability.
     (h) Funds. Buyer has, and at the Closing will have, sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay the Purchase Price and all fees and expenses of Buyer.
     (i) No Distribution. Buyer is an experienced and knowledgeable investor in the U.S. natural gas pipeline. Prior to entering into this Agreement, Buyer was advised by its counsel, accountants, financial advisors, and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on Seller’s representations and warranties expressly contained herein and an independent investigation and evaluation of, and appraisal and judgment with respect to, the Company and the revenue, price, and expense assumptions applicable thereto. Buyer hereby acknowledges that the Company Interests are not registered under the Securities
Purchase and Sale Agreement

Act of 1933, as amended (the “Securities Act”), or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Company Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Company Interests and has the ability to bear the economic risk of this investment for an indefinite period of time.
     (j) Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer threatened against, Buyer.
Article 5
Access
     Promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller shall permit (and Seller shall cause the Company to permit) Buyer and its representatives to have reasonable access, at reasonable times and upon reasonable advance notice, and in a manner so as not to interfere unduly with the business operations of Seller or the Company and in Seller’s and the Company’s offices, to the books, records, contracts, and documents of the Company relating to the Business insofar as the same may be disclosed without (a) violating any legal constraints or any legal obligation, (b) waiving any attorney/client, work product, or like privilege, or (c) disclosing information about the activities of Seller or its Affiliates (other than the Company and the Acquired Companies) that is unrelated to the Company or the Acquired Companies.
Article 6
Tax Matters
     6.1 Preparation. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:
     (i) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Tax Returns for the Company for all periods ending on or prior to the Closing Date regardless of when they are to be filed. Seller shall pay when due the Taxes attributable to the Company with respect to such periods.
     (ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay timely to Buyer with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and
Purchase and Sale Agreement

ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be (A) in the case of Taxes that are based upon or related to income or gross receipts or sale or use Tax, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (B) in the case of any Taxes other than gross receipts, sale or use Tax and Taxes based upon or related to income, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
     6.2 Tax Indemnity. Seller agrees to indemnify and hold harmless Buyer from and against any and all Losses that Buyer may suffer for any Taxes (i) attributable to the Company with respect to any Tax period or portion thereof ending on or before the Closing Date and (ii) for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.1) to the portion of such period beginning before and ending on the Closing Date.
     6.3 Closing Tax Certificate. At Closing, Seller shall deliver to Buyer a certificate, in a form reasonably acceptable to Buyer, signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, (ii) stating that it is not a disregarded entity as defined in Treas. Reg. Section 1.1445-2(b)(2)(iii), (iii) providing its U.S. Employer Identification Number, and (iv) providing its address, all pursuant to Section 1445 of the Code.
Article 7
Covenants of Seller and Buyer
     7.1 Conduct of Business Pending Closing. Subject to Section 7.2, from the date of this Agreement through the Closing Date, except as disclosed in Schedule 7.1, or as otherwise consented to or approved in writing by Buyer (which consent or approval shall not be unreasonably withheld, conditioned, or delayed), Seller covenants and agrees that:
     (a) Changes in Business. Seller shall cause the Company to comply with the following:
     (i) the Company shall not make any material change in the conduct of its business or operations;
     (ii) except in the ordinary course of business and consistent with past practices, the Company shall not assign, terminate, or amend, in any material respect, any material contract;
     (iii) the Company shall not:
     (A) declare or pay any dividends or make any distributions in respect of, or issue any of, its equity securities or securities convertible into its equity securities, or repurchase, redeem, or otherwise acquire any
Purchase and Sale Agreement

such securities or make or propose to make any other change in its capitalization;
     (B) merge into or with or consolidate with any other Person or acquire any of the business or assets of any Person;
     (C) purchase any securities of any Person; or
     (D) incur any obligations for borrowed money or guarantee or otherwise become liable for the obligations of, or make any loans or advances to, any Person.
     (iv) the Company shall not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of its business or operations;
     (v) the Company shall not change its accounting policies or practices, except as required under GAAP;
     (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this
Section 7.1(a).
     (b) Liens. Seller shall not, and will cause the Company not to, grant any Lien on any the material assets of the Company or on the Acquired Company Interests.
     7.2 Qualifications on Conduct. Seller and the Company may take (or not take, as the case may be) any of the actions described in Section 7.1 above if reasonably necessary under emergency circumstances (or if required or prohibited under Law) and provided Buyer is notified as soon thereafter as practicable.
     7.3 Public Announcements. Prior to the Closing Date, without the prior written approval of the other Party, no Party will issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except when such release or statement is deemed in good faith by the releasing Party to be required by Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed. In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to the other Party and incorporate any reasonable changes which are suggested by the non-releasing Party prior to releasing or making the statement. After the Closing Date, the Parties will confer with each other regarding their initial public announcement for the transaction contemplated herein.
     7.4 Actions by Parties. Each Party agrees to use commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 8.
     7.5 Supplement to Schedules. Seller shall, from time to time prior to the Closing by written notice to Buyer, supplement or amend the Schedules to this Agreement to correct any
Purchase and Sale Agreement

matter that would constitute a breach of any representation or warranty of Seller in Section 4.1 of this Agreement. For purposes of determining whether Buyer’s condition set forth in Section 8.2(a) has been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if Closing shall occur, then any matters disclosed to Buyer under any supplement or amendment at or prior to the Closing shall be deemed to be part of the applicable Schedule and accepted by Buyer and Buyer shall not be entitled to make a claim thereon under this Agreement.
     7.6 Further Assurances. Seller and Buyer, from time to time after the Closing Date, will each execute and deliver or cause its respective Affiliates (including the Company) to execute and deliver such further instruments, and take (or cause its respective Affiliates, including the Company, to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.
     7.7 Records. Buyer agrees to maintain, or cause the Company to maintain, the books and records of the Company in existence on the Closing Date until the third (3rd) anniversary of the Closing Date (or for such reasonably longer period of time as Seller shall advise Buyer is necessary to have such records available with respect to open years for Tax audit purposes), or if any of such records pertain to any claim or dispute pending on the third (3rd) anniversary of the Closing Date, Buyer shall maintain any of such records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. After the Closing Date, Buyer shall provide or cause the Company to provide Seller and its representatives during normal business hours and upon reasonable notice reasonable access to and the right to copy the records, at Seller’s cost and expense and subject to such confidentiality restrictions as Buyer may reasonably impose, for the purposes of:
     (i) complying with any Law affecting Seller’s ownership of the Company Interests prior to the Closing Date; or
     (ii) asserting, defending, or otherwise dealing with any claim or dispute with respect to the Company or the Company Interests.
     7.8 Regulatory and Other Authorizations and Consents.
     (a) Filings. Each Party shall use all commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Authorities (including those pertaining to the Governmental Approvals) and third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.
     (b) Transfer. If any instrument, contract, license, lease, permit, or other document of the Company shall require the consent of any party thereto to the transaction contemplated hereunder, then this Agreement shall not constitute an agreement to assign or transfer the same, if consummation of the transaction hereunder would constitute a breach thereof or default
Purchase and Sale Agreement

thereunder. In such case, Seller and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or other document. If any such consent cannot be obtained, Seller shall cooperate in any reasonable arrangement designed to obtain for Buyer all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document.
     (c) Third Party Consents. Each Party will use its commercially reasonable efforts to assist the other Party in obtaining any consents of third parties and Governmental Authorities necessary or advisable in connection with the transactions contemplated by this Agreement.
     7.9 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.
     7.10 Excluded Assets. The transactions contemplated by this Agreement exclude, and prior to the Closing Date, Seller may cause the Company to transfer to Seller or any of its Affiliates the assets listed or described on Schedule 7.10 (the “Excluded Assets”).
Article 8
Closing Conditions
     8.1 Seller’s Closing Conditions. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:
     (a) Representations, Warranties, and Covenants. The representations and warranties of Buyer contained in Section 4.2 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, and the covenants and agreements of Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement.
     (b) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments, and documents required to be delivered by Buyer under Section 9.3.
     (c) No Action. On the Closing Date, no action shall be pending or threatened before any Governmental Authority of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom.
     (d) Seller’s Approvals. Seller shall have obtained Seller’s Approvals.
Purchase and Sale Agreement

     (e) Purchase Price. Buyer shall have delivered, or be standing ready to deliver at the Closing, the Purchase Price to Seller by wire transfer in immediately available funds to the bank account or bank accounts designated by Seller under Section 3.2.
     8.2 Buyer’s Closing Conditions. The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:
     (a) Representations, Warranties, and Covenants. The representations and warranties of Seller in Section 4.1 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, and the covenants and agreements of Seller to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement.
     (b) Closing Documents. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments, and documents required to be delivered by Seller under Section 9.2.
     (c) No Action. On the Closing Date, no suit, action, or other proceeding shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover substantial damages from Buyer or any Affiliate of Buyer resulting therefrom.
     (d) Buyer’s Approvals. Buyer shall have obtained Buyer’s Approvals.
Article 9
Closing
     9.1 Closing. The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Seller at 1001 Louisiana, Houston, Texas, or at such other time or place as Seller and Buyer may otherwise agree in writing.
     9.2 Seller’s Closing Obligations. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:
     (i) a duly executed copy of the Assignment and Assumption Agreement; and
     (ii) any other documents or instruments reasonably required by Buyer to consummate the transaction contemplated thereunder.
     9.3 Buyer’s Closing Obligations. At Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
     (i) the Purchase Price to Seller in immediately available funds to the bank account or bank accounts designated by Seller under Section 3.2;
Purchase and Sale Agreement

     (ii) a duly executed copy of the Assignment and Assumption Agreement; and
     (iii) any other documents or instruments reasonably required by Seller to consummate the transaction contemplated hereunder.
Article 10
Limitations
     10.1 Buyer’s Review. Buyer has reviewed and had access to all documents, records, and information which it has desired to review in connection with its decision to enter into this Agreement, and to consummate the transactions contemplated hereby. Buyer has not relied upon any representation, warranty, statement, advice, document, projection, or other information of any type provided by Seller, the Company, the Acquired Companies, or their Affiliates, or any of their representatives, except for those set forth in this Agreement. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Seller, the Company, the Acquired Companies, their Affiliates, or any of their representatives, other than the representations and warranties of Seller expressly set forth herein or in any certificate or agreement delivered by the Seller under the terms of this Agreement.
     10.2 Disclaimer of Warranties.
     (a) Information. Except as provided in Section 4.1, Seller makes no representation or warranty, express, implied, at common law, statutory or otherwise, with respect to the accuracy or completeness of the information, records, and data now, heretofore, or hereafter made available to Buyer in connection with this Agreement (including any description of the Company or the Acquired Companies, or any information furnished to Buyer by Seller).
     (b) Assets. Notwithstanding anything contained to the contrary in any other provision of this Agreement, it is the explicit intent of each Party that Seller is not making any representation or warranty whatsoever, express, implied, at common law, statutory, or otherwise, except for the representations or warranties given in this Agreement, and it is understood that Buyer takes the Company Interests and the Acquired Company Interests, and any other assets of the Company or the Acquired Companies “as is” and “where is.” Without limiting the generality of the immediately preceding sentence, except as provided in this Agreement, Seller hereby expressly disclaims and negates any representation or warranty, express or implied, at common law, statutory, or otherwise, relating to (i) the condition of the assets of the Company or the Acquired Companies (including any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials, or the presence or absence of any hazardous materials in or on, or disposed or discharged from the assets of the Company or the Acquired Companies) or (ii) any infringement by Seller, the Company, the Acquired Companies, or any of their Affiliates of any patent or proprietary right of any third party.
Purchase and Sale Agreement

     10.3 Waiver of Damages. Notwithstanding anything contained to the contrary in this Agreement, Seller and Buyer agree that the recovery by either Party of any damages suffered or incurred by it as a result of any breach by the other Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of its obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party for any indirect, consequential, special, exemplary, or punitive damages (including any damages on account of lost profits or opportunities or lost or delayed generation) suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of any of its obligations hereunder.
Article 11
Indemnification
     11.1 Indemnification by Seller. From and after the Closing, subject to the other terms and limitations in this Agreement, Seller shall indemnify, defend, reimburse, and hold harmless Buyer, and its and their directors, officers, partners, employees, consultants, agents, representatives, advisors, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses asserted against, sustained, or incurred by any of the Buyer Indemnified Parties (i) for any breach of Seller’s representations and warranties made in this Agreement or (ii) for any breach of the covenants or obligations of Seller under this Agreement (other than a breach of a covenant or obligation in Article 6).
     11.2 Indemnification By Buyer. From and after the Closing, subject to the other terms and limitations in this Agreement, Buyer shall indemnify, defend, reimburse, and hold harmless Seller, and its and their directors, officers, partners, employees, consultants, agents, representatives, advisors, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses asserted against, sustained, or incurred by any of the Seller Indemnified Parties (i) for any breach of Buyer’s representations or warranties made in this Agreement or (ii) for any breach of the covenants or obligations of Buyer under this Agreement (other than a breach of a covenant or obligation in Article 6).
     11.3 Acknowledgment. The Parties acknowledge and agree that all Losses that relate to or arise out of the Business or that otherwise relate to or arise out of the Company or the Acquired Companies shall be retained by and transferred with the Company and the Acquired Companies and shall continue to be the responsibility of the Company or the Acquired Companies after the Closing.
     11.4 Limitations on Liability. None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 11.1 until the aggregate amount of all the Losses actually suffered by the Buyer Indemnified Parties exceeds the Deductible Amount. Anything in this Agreement to the contrary notwithstanding, in no event shall the Seller ever be required to indemnify the Buyer or the Buyer Indemnified Parties for Losses in any amount exceeding, in the aggregate, ten percent (10%) of the Purchase Price or pay any other amount in connection with or with respect to this Agreement or the transactions contemplated by this Agreement in any amount exceeding, in the aggregate, ten percent (10%) of the Purchase Price.
Purchase and Sale Agreement

     11.5 Third Party Claims. If a claim by a third party is made against a Seller Indemnified Party or a Buyer Indemnified Party (each, an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 11, such Indemnified Party shall promptly furnish written notice to the other Party (the “Indemnifying Party”) of such claim. The failure of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party was substantially disadvantaged by such delay in delivery notice of such claim. The Indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith. The Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (but the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Indemnifying Party, at the Indemnifying Party’s cost and expense, (i) has undertaken the defense of, and assumed full responsibility for all indemnified liabilities with respect to, such claim, (ii) is reasonably contesting such claim in good faith, by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnifying Party with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity by the Indemnifying Party for such claim. If within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnifying Party does not notify the Indemnified Party that it elects (at the Indemnifying Party’s cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified liabilities with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party’s property as contemplated above, the Indemnified Party shall have the right to contest, settle, or compromise such claim and the Indemnified Party shall not thereby waive any right to indemnity for such claim under this Agreement.
     11.6 Survival and Time Limitation. The terms and provisions of this Agreement shall survive the Closing of the transactions contemplated hereunder. Notwithstanding the foregoing, after Closing, any assertion by Buyer or any Buyer Indemnified Party that Seller is liable to Buyer or any Buyer Indemnified Party for indemnification under the terms of this Agreement or otherwise in connection with the transactions contemplated in this Agreement must be made in writing and must be given to Seller (or not at all) on or prior to the date that is twelve (12) months after the Closing Date, except for indemnification for matters addressed in Article 6, which shall survive until the date that is ninety (90) days following the date on which the statute of limitations with respect to such matters expires.
     11.7 Sole and Exclusive Remedy. From and after the Closing, except as provided in Article 6, the indemnification provisions of this Article 11 shall be the sole and exclusive remedy of each Party (including the Seller Indemnified Parties and the Buyer Indemnified Parties) (i) for any breach of the other Party’s representations, warranties, covenants, or agreements contained in this Agreement or (ii) otherwise with respect to this Agreement or the transactions contemplated hereby.
Purchase and Sale Agreement

Article 12
Termination and Remedies
     12.1 Termination.
     (a) Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:
     (i) by the mutual consent of Seller and Buyer; or
     (ii) if the Closing has not occurred by the close of business on December 31, 2006, then by Seller if any condition specified in Section 8.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to Closing; or
     (iii) if the Closing has not occurred by the close of business on December 31, 2006, then by Buyer if any condition specified in Section 8.2 has not been satisfied or waived on or before such close of business, and shall not theretofore have been waived by Buyer, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by Buyer to fulfill any undertaking or commitment provided for herein on the part of Buyer that is required to be fulfilled on or prior to Closing.
     (b) Effect of Termination. In the event of termination of this Agreement by Seller or Buyer under Section 12.1(a), written notice thereof shall promptly be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.
     12.2 Remedies.
     (a) Seller’s Remedies. Notwithstanding anything herein to the contrary, upon the failure by Buyer to fulfill any undertaking or commitment provided for herein on the part of Buyer that is required to be fulfilled on or prior to the Closing Date, Seller, at its sole option, may (i) enforce specific performance of this Agreement or (ii) pursue any rights or remedies available at law or in equity.
     (b) Buyer’s Remedies. Notwithstanding anything herein provided to the contrary, upon failure of Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to the Closing Date, Buyer, at its sole option, may (i) enforce specific performance of this Agreement or (ii) pursue any rights or remedies available at law or in equity.
Purchase and Sale Agreement

     (c) Election of Remedies. If either Party elects to pursue singularly any remedy available to it under this Section 12.2, then such Party may at any time thereafter cease pursuing that remedy and elect to pursue any other remedy available to it under this Section 12.2.
Article 13
Other Provisions
     13.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
     13.2 Governing Law. This Agreement and the rights and obligations of the parties hereunder and the transactions contemplated hereby shall be governed by, enforced, and interpreted in accordance with the laws of the State of Texas.
     13.3 Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein.
     13.4 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, or telecopy to the appropriate address or number as set forth below.
Notices to Seller shall be addressed as follows:
ANR Capital Corporation
El Paso Building
1001 Louisiana Street
Houston, TX 77002
Attention: General Counsel
Telecopy No.: (7130 420-5043
or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer.
     Notices to Buyer shall be addressed to:
Seafarer US Pipeline System, Inc
El Paso Building
1001 Louisiana Street
Houston, TX 77002
Attention: General Counsel
Telecopy No.: (713) 420-5043
or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.
Purchase and Sale Agreement

Notice given by overnight delivery or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or overnight delivery.
     13.5 Successors and Assigns. The rights and obligations of the Parties shall not be assigned or delegated by either Party without the written consent of the other Party, which may be withheld in such Party’s sole discretion. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.
     13.6 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
     13.7 Schedules and Exhibits. All Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference. Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed under this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
     13.8 Interpretation and Rules of Construction. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. In construing this Agreement:
     (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
     (ii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
     (iii) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
Purchase and Sale Agreement

     (iv) each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;
     (v) the terms “dollars” and “$” mean United States dollars; and
     (vi) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.
     13.9 Agreement for the Parties’ Benefit Only. Except as specified in Article 11, which is intended to benefit and to be enforceable by the Seller Indemnified Parties and the Buyer Indemnified Parties, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person, other than the Parties, the Seller Indemnified Parties, and the Buyer Indemnified Parties, is entitled to rely on any representation, warranty, covenant, or agreement contained herein.
     13.10 Attorneys’ Fees. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the nonprevailing Party.
     13.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     13.12 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
     13.13 Bulk Sales or Transfer Laws. Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.
     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.
Purchase and Sale Agreement

Seller: ANR Capital Corporation
By:	/s/ D. Mark Leland
Name:	D. Mark Leland
Title:	Executive Vice President and Chief Financial Officer

Buyer: Seafarer US Pipeline System, Inc.
By:	/s/ Stephen C. Beasley
Name:	Stephen C. Beasley
Title:	President

Purchase and Sale Agreement

LIST OF EXHIBITS AND SCHEDULES:

List of Exhibits:

Exhibit A	–	Acquired Companies
Exhibit 9.2	–	Assignment and Assumption Agreement

List of Schedules:

Schedule 1.1(a)	–	Buyer’s Approvals
Schedule 1.1(b)	–	Seller’s Approvals
Schedule 4.1(d)	–	Violations or Breaches
Schedule 7.1	–	Pre-Closing Matters
List of Exhibits and Schedules

Exhibit A
to
Purchase and Sale Agreement
Acquired Companies

I.	Name: Great Lakes Gas Transmission Company
Form: Corporation
State of incorporation: Delaware
Authorized capital stock: 500,000 shares of common stock, par value $100.00 per share
Issued and outstanding capital stock: 500,000 shares of common stock

II.	Name: Great Lakes Gas Transmission Limited Partnership
Form: Limited partnership
State of formation: Delaware
Issued and outstanding partnership interests: 2 general partners, of which El Paso Great Lakes Company is a 46.6% general partner, and and an unaffiliated third party is a 46.6% general partner, and Great Lakes Gas Transmission Company, a 6.8% limited partner, subject to the terms and conditions of the Agreement of Limited Partnership dated April 5, 1990, as amended.

III.	Name: GLGT, Inc.
Form: Corporation
State of incorporation: Delaware
Authorized capital stock: 1,000 shares of common stock, par value $1.00 per share
Issued and outstanding capital stock: 1,000 shares of common stock

IV.	Name: GLGT Aviation Company
Form: Corporation
State of incorporation: Delaware
Authorized capital stock: 1,000 shares of common stock, par value $1.00 per share
Issued and outstanding capital stock: 1,000 shares of common stock

V.	Name: GLGT Energy Company
Form: Corporation
State of incorporation: Delaware
Authorized capital stock: 1,000 shares of common stock, par value $1.00 per share
Issued and outstanding capital stock: 1,000 shares of common stock
Exhibit A to Great Lakes Purchase and Sale Agreement
Acquired Companies

Execution Version
Exhibit 9.2(a)
to
Purchase and Sale Agreement
ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”), dated December 21, 2006, is from ANR Capital Corporation, a Delaware corporation (“Assignor”) to Seafarer US Pipeline System, Inc., a Delaware corporation (“Assignee”).
Recitals:
     A. Assignor holds all issued and outstanding member interests (the “Assigned Membership Interests”) in and to EL Paso Great lakes, L.L.C., a Delaware limited liability company (the “Company”).
     B. Assignor and Assignee have entered into a Purchase and Sale Agreement, dated December 21, 2006 (the “Purchase Agreement”), under which Assignor has agreed to sell and transfer, and Assignee has agreed to purchase, the Assigned Membership Interests, all as more fully provided therein.
     C. Assignor now desires to transfer to Assignee the Assigned Membership Interests.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee do hereby agree as follows:
Assignment and Agreements:
     1. Assignment of Membership Interests. Assignor has transferred, assigned, conveyed, and delivered, and by these presents does transfer, assign, convey, and deliver, to Assignee, the Assigned Membership Interests.
     TO HAVE AND TO HOLD, the Assigned Membership Interests, together with all and singular the rights and appurtenances thereto in anywise belonging unto Assignee, and its successors and assigns, forever.
     2. Assumption. Assignee hereby agrees to assume and fully perform all of Assignor’s obligations and liabilities under and in respect of the Assigned Membership Interests.
     3. Purchase Agreement. This Assignment is subject to, in all respects, the terms and conditions of the Purchase Agreement, and to the extent there is a conflict between this Assignment and the Purchase Agreement, the terms of the Purchase Agreement shall control.
     4. Counterparts. This Assignment may be executed in counterparts, including faxed counterparts.
Exhibit 9.2 to Great Lakes Purchase and Sale Agreement
Assignment and Assumption Agreement

     5. Governing Law. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.
     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of this the 21st day of December, 2006.

Assignor: ANR CAPITAL CORPORATION
By:	/s/ D. Mark Leland
Name:	D. Mark Leland
Title:	Executive Vice President and Chief Financial Officer

Assignee: SEAFARER US PIPELINE SYSTEM, INC.
By:	/s/ Stephen C. Beasley
Name:	Stephen C. Beasley
Title:	President

Exhibit 9.2 to Great Lakes Purchase and Sale Agreement
Assignment and Assumption Agreement

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     This instrument was acknowledged before me on December 21, 2006, by D. Mark Leland, Executive Vice President and Chief Financial Officer of ANR Capital Corporation, a Delaware corporation, on behalf of said corporation.

/s/ Margaret E. Roark
Notary Public for the State of	Texas

Printed Name:	Margaret E. Roark

My Commission Expires:	1/24/07

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     This instrument was acknowledged before me on December 21, 2006, by Stephen C. Beasley, President of Seafarer US Pipeline System, Inc., a Delaware corporation, on behalf of said company.

/s/ Margaret E. Roark
Notary Public for the State of	Texas

Printed Name:	Margaret E. Roark

My Commission Expires:	1/24/07

Exhibit 9.2 to Great Lakes Purchase and Sale Agreement
Assignment and Assumption Agreement

Execution Version
Schedule 1.1(a)
to
Purchase and Sale Agreement
Buyer’s Approvals
None
Schedule 1.1(a) to Great Lakes Purchase and Sale Agreement
Buyer’s Approvals

Execution Version
Schedule 1.1(b)
to
Purchase and Sale Agreement
Seller’s Approvals
None
Schedule 1.1(b) to Great Lakes Purchase and Sale Agreement
Seller’s Approvals

Execution Version
Schedule 4.1(d)
to
Purchase and Sale Agreement
Violations or Breaches
None
Schedule 4.1(d) to Great Lakes Purchase and Sale Agreement
Violations or Breaches

Execution Version
Schedule 7.1
to
Purchase and Sale Agreement
Pre-Closing Matters
None
Schedule 7.1 to Great Lakes Purchase and Sale Agreement
Pre-Closing Matters